[DESCRIPTION] Statement of Merger with Wrapsters

                         STATEMENT OF MERGER

THIS STATEMENT OF MERGER, dated as of the 19th day of February, 1998, pursuant to Section 7-90-203(5) of the Colorado Corporations and Associations Act (hereinafter referred to as the "Act"), are entered into by and between the Constituent Entities named in Article FIRST below which are referred to herein collectively as the Constituent Entities.

FIRST: The Constituent Entities are:

     Wrapsters, L.C., a limited liability company, organized under the laws of the State of Florida (sometimes hereinafter referred to as ("Wrapsters") and

     HAI ENTERPRISES, INC., a corporation organized under the laws of the State of Colorado (sometimes hereinafter referred to as "HAI").

SECOND: HAI shall be the surviving entity and shall remain organized under the laws of the State of Colorado following the merger.

THIRD: The name of the surviving entity, HAI Enterprises, Inc. shall be changed to "Wrapsters, Inc."

FOURTH: The principal office of Wrapsters in the State of Florida is 10764 Maple Chase Drive, Boca Raton, Florida 33498. The principal office of HAI in the State of Colorado is 26 West Dry Creek Circle, Littleton, Colorado 80120. The street address of HAI following the merger is 26 West Dry Creek Circle, Littleton, Colorado 80120.

IN WITNESS WHEREOF, Wrapsters and HAI, the Constituent Entities to the merger, have caused this Statement of Merger to be signed in their respective entity names and on their behalf by the persons authorized to sign on behalf of such Constituent Entities by their respective Constituent Operating Documents as of the 19th day of February, 1998.

                              WRAPSTER'S, L.C.


                              By: Thomas E. Metzger
                                  Thomas E. Metzger, Manager

                              HAI ENTERPRISES, INC.


                              By: Ernest Mathis, Jr.
                                  Ernest Mathis, Jr., President